UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 22, 2025
SONOS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38603	03-0479476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
301 Coromar Drive
Santa Barbara, California 93117
(Address of principal executive offices, including zip code)
(805) 965-3001
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SONO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2025, the Board of Directors (the “Board”) of Sonos, Inc. (the “Company”) appointed Tom Conrad Chief Executive Officer and President effective immediately, following his tenure as interim Chief Executive Officer since January 13, 2025. For additional biographical information about Mr. Conrad, see the Company’s Schedule 14A filed on January 27, 2025.

In connection with his appointment, Mr. Conrad and the Company entered into an offer letter dated July 22, 2025 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Conrad will receive an annual base salary of $850,000 and be eligible to receive a cash bonus under the Company’s annual incentive plan with a target of one hundred percent (100%) of his earned base salary, which will be pro-rated for fiscal year 2025 for the period from July 22, 2025 to September 27, 2025. Under the Offer Letter, Mr. Conrad will also receive a separate performance bonus of $750,000 in respect of his prior service as interim Chief Executive Officer during fiscal year 2025 (the “fiscal 2025 performance bonus”), which will be payable following the end of this fiscal year.

The Offer Letter provides that Mr. Conrad will be eligible to participate in Sonos’ 2018 Equity Incentive Plan (the “Plan”), subject to approval by the Board or its compensation committee (the “Committee”), with annual awards beginning in fiscal year 2026. In addition, Mr. Conrad will receive initial CEO equity awards under the Plan with a grant date fair value of approximately $7,000,000. The equity awards will be granted on July 22, 2025 and consist of time-based restricted stock units with a grant date value of approximately $3,500,000 that vest on an annual basis over four years and performance share units with a grant date value (at target) of approximately $3,500,000 that are subject to two-year performance goals with respect to fiscal years 2026 and 2027 as determined by the Board or the Committee and generally subject to continuing employment through the third anniversary of the date of grant.

Under the Offer Letter, upon an involuntary termination of employment without Cause or a voluntary termination of employment for Good Reason (each as defined in the Offer Letter and such termination, a “qualifying termination”), in each case not in connection with or during the 12 months following a change of control, Mr. Conrad is entitled to (i) continued salary for 24 months, (ii) a pro-rata annual bonus based upon actual performance and paid at the same time bonuses are paid to other Company executives, (iii) to the extent unpaid, the fiscal 2025 performance bonus, and (iv) payment by the Company of the employer cost of COBRA for up to 18 months. He is also entitled to 12 months accelerated vesting of any time-based restricted stock units granted to him prior to the end of fiscal year 2027, including the sign-on restricted stock units. In the event of a qualifying termination in connection with or during the 12 months following a change of control, Mr. Conrad is entitled to the foregoing benefits, as well as the full acceleration of his outstanding time-based equity awards and the full acceleration, based on actual performance, of his performance-based equity awards for which the performance period has been completed and, in addition, for the performance share units granted as part of the initial CEO equity awards, acceleration, based on target performance, for any outstanding units with respect to performance periods that are in process. The receipt of the foregoing severance benefits is subject to Mr. Conrad executing a release of claims in the Company’s standard form.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

There are no family relationships between Mr. Conrad and any director or executive officer of the Company, and no arrangements or understandings between Mr. Conrad and any other person pursuant to which he was selected as Chief Executive Officer and President. Mr. Conrad is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On July 23, 2025, the Company issued a press release announcing Mr. Conrad’s appointment. A copy of the press release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.
10.1	Offer Letter between Sonos, Inc. and Tom Conrad, dated July 22, 2025.
99.1	Press release dated July 23, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOS, INC.

Date: July 23, 2025	By:	/s/ Eddie Lazarus
Eddie Lazarus Chief Legal and Strategy Officer